UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 10, 2011
NOVELIS INC.
(Exact name of Registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3560 Lenox Road, Suite 2000, Atlanta,	GA 30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On March 10, 2011, Novelis Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to its $1.5 billion Term Loan Facility (the “Term Loan Facility”) dated as of December 17, 2010 among the Company, as borrower, AV Metals Inc., the other guarantors party thereto, the lenders party thereto, Bank of America, N.A., as administrative agent and collateral agent, JPMorgan Chase Bank, N.A., as syndication agent, and Citibank, N.A., The Royal Bank of Scotland PLC and UBS AG, Stamford Branch, as co-documentation agents.
     Pursuant to the Amendment, the interest rate margin applicable to Eurocurrency borrowings was reduced from 3.75% to 3.00% (in the event the Company’s Total Net Leverage Ratio is greater than 3.5 to 1.00) and from 3.50% to 2.75% (in the event the Company’s Total Net Leverage Ratio is equal to or less than 3.5 to 1.00). In addition, the LIBOR floor applicable to both Eurocurrency and Base Rate borrowings was reduced from 1.50% to 1.00%. The Amendment also extends the final maturity of the Term Loan Facility from December 2016 to March 2017. In connection with the Amendment, the Company incurred lender and arranger fees of approximately $19 million.
     The foregoing description of the Amendment is a general description and is qualified in its entirety by reference to the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

10.1	Amendment No. 1 to the Term Loan Facility

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: March 14, 2011	By:	/s/ Leslie J. Parrette, Jr.
Leslie J. Parrette, Jr.
General Counsel, Corporate Secretary and Compliance Officer

EXHIBIT INDEX
(d) Exhibits.

10.1	Amendment No. 1 to the Term Loan Facility